Exhibit 99.1

FOR IMMEDIATE RELEASE

AGL RESOURCES AND NICOR TO COMBINE IN $8.6 BILLION TRANSACTION

Nicor Shareholders to Receive Cash and Stock Valued at $53.00 per Share

Creates a New U.S. Leader in Natural Gas with 4.5 Million Distribution Customers

Neutral to AGL Resources’ EPS in First Full Year Following Transaction Close and Accretive Thereafter; Enhances EPS Growth and Maintains Credit Quality

Complementary Unregulated Businesses with Enhanced Opportunities

Low Rates Expected to Continue for Customers; Continued Commitment to Safe, Reliable
Cost-Effective Service

Maintains Corporate Headquarters in Atlanta and
Establishes Gas Distribution Headquarters in Naperville, Illinois

ATLANTA and NAPERVILLE, Ill., December 7, 2010 – AGL Resources (NYSE: AGL) and Nicor Inc. (NYSE: GAS) today announced that the Boards of Directors of both companies have approved a definitive merger agreement to create a leading U.S. natural gas distribution company.  Pursuant to the agreement, Nicor will merge with a subsidiary of AGL Resources in a transaction with an enterprise value of $3.1 billion, including a total equity value of $2.4 billion.  The combined entity will have an enterprise value of $8.6 billion. Following the merger, AGL Resources, expected to become a Fortune 500 company, will maintain its corporate headquarters in Atlanta, Georgia and locate its newly expanded gas distribution headquarters in Naperville, Illinois, a suburb of Chicago.

Under the terms of the agreement, Nicor shareholders will be entitled to receive for each share of Nicor common stock, $21.20 in cash and 0.8382 shares of AGL Resources common stock, which together represent a value of $53.00 based on the volume-weighted average price for AGL Resources common stock for the 20 trading days ended December 1, 2010 (the last unaffected Nicor trading day).  Following the completion of the merger, it is anticipated that AGL Resources shareholders will own approximately 67 percent and Nicor shareholders will own approximately 33 percent of the combined company.

The transaction is anticipated to be neutral to AGL Resources’ earnings per share (EPS) in the first full year following the close and accretive thereafter. The transaction is anticipated to enhance EPS growth and maintain credit quality.  The companies expect to complete the transaction in the second half of 2011.

The consideration of $53.00 per share for Nicor shareholders represents a premium of approximately 22 percent to the unaffected closing stock price of Nicor on December 1, 2010, and an approximately 17 percent premium to the average stock price of Nicor over the last 20 days ending December 1, 2010.

The combination creates a leading U.S. natural gas distribution company with:

•	Approximately $5.1 billion in annual revenues and EBITDA of $1.1 billion (combined figures as of September 30, 2010);
•
Seven regulated natural gas distribution companies providing natural gas service to approximately 4.5 million customers in Illinois, Georgia, New Jersey, Virginia, Florida, Tennessee and Maryland, with a rate base of $3.8 billion;

•	Over 1 million retail customers in the unregulated businesses;
•	Physical wholesale gas business delivering approximately 4.7 billion cubic feet (Bcf) per day to gas customers; and
•	Expertise and facilities across the natural gas storage value chain that will provide 31 Bcf of storage in 2012 with expansion potential up to 90 Bcf.

“This is an exciting transaction for both AGL Resources and Nicor.  Together we will establish a platform for growth that is superior to what either company could achieve on its own,” said John W. Somerhalder II, AGL Resources’ chairman, president and chief executive officer. “AGL Resources has a proven track record of successful acquisitions and integrations spanning the last decade.  Our prudent acquisitions have allowed us to improve and provide services to our customers at a much lower cost, while taking an active role in supporting the communities we serve.  Georgia has supported our growth strategy and we are proud that we can enhance our corporate presence in Georgia while expanding gas operations in Illinois.  By combining with Nicor, we will be able to enhance earnings growth while maintaining a strong balance sheet and improving cost-effectiveness.”

“As a result of this transaction, we will have increased scale and greater diversity in both our regulated operations and unregulated businesses,” Mr. Somerhalder continued.  “We will effectively double the number of utility customers we serve, and by sharing best practices, and through the benefits of greater scale, we will be able to serve those customers better and more efficiently.  We also will be establishing our gas distribution headquarters in Naperville, Illinois, a suburb of Chicago.  In addition, AGL Resources and Nicor have complementary unregulated businesses, which will be a source of significant incremental growth opportunities and savings.”

“This transaction provides our shareholders with a significant premium for their shares, the opportunity for ownership in a combined company with upside potential for growth and a substantial dividend uplift immediately following closing,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer.  “Equally as important, I’m delighted to be able to assure Nicor’s 2.2 million natural gas utility customers that they can continue to rely on the same local gas company with a well-deserved reputation for providing safe, reliable, cost-effective service, and the same people whom they’ve come to know and trust.”

“On behalf of Nicor’s Board and management team, I would like to express our deep appreciation to our employees, whose dedication and hard work have been instrumental in making Nicor the outstanding company it is today,” continued Mr. Strobel.  “We’ve found a strong partner in AGL Resources with its complementary businesses, excellent reputation and shared values.  AGL Resources has committed to maintaining job levels across the Nicor Gas service territory, continuing our strong tradition of community and philanthropic support and exceptional service to customers.  We look forward to working with AGL Resources to ensure a smooth transition and complete the transaction as expeditiously as possible.”

Strategic and Financial Benefits of Transaction

•	Accelerates AGL Resources’ EPS growth while maintaining a strong financial profile with an investment grade credit rating.
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The transaction is anticipated to be neutral to AGL Resources’ EPS in the first full year following the close and accretive thereafter.  The transaction is expected to enhance EPS growth and maintain credit quality.

-	Solid balance sheet that supports pro-growth dividend policy.

•	Establishes strong operating cash flows to fund growth with expected spend of approximately $450 million per year on gas utility infrastructure.

•	Enhances diversification, scale, and geographic reach of regulated gas utility operations.

•	Provides wider market opportunities for AGL Resources’ and Nicor’s complementary unregulated retail, wholesale and storage businesses.

•
New revenue opportunities and cost synergies expected across unregulated wholesale and retail businesses, with minimal cost to achieve, in addition to the elimination of duplicate public company costs.

•	Customers will continue to experience the same high quality, reliable and cost-effective service.
-	Future investment will be spread across a larger customer base.
-	AGL Resources and Nicor will share and implement best practices across all businesses.

•	Expands investor base and broadens research and institutional coverage.

•	Recent rate cases provide earnings transparency.

Structure and Organization

The combined company will be known as AGL Resources.  Following the merger, AGL Resources will maintain its corporate headquarters in Atlanta, Georgia and locate its newly expanded gas distribution headquarters in Naperville, Illinois.  The combined company’s customers will continue to be served by their current gas utility companies.

Mr. Somerhalder will continue to serve as chairman, president and chief executive officer of AGL Resources.  The AGL Resources Board of Directors will include four directors from Nicor.  A transition team comprised of senior executives from both companies will lead the integration.

Financing

AGL Resources will pay for the transaction through an exchange of stock with Nicor shareholders in addition to approximately $1 billion of cash.  AGL Resources has committed financing from Goldman Sachs Bank USA, and plans to put long-term financing in place, consisting exclusively of bonds, prior to the closing of the transaction.

Approvals and Timing

The merger is conditioned upon, among other things, the approval of shareholders of both companies, approval by the Illinois Commerce Commission, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval by the Federal Communications Commission. The companies expect to complete the transaction in the second half of 2011.

Advisors

Goldman, Sachs & Co. is acting as exclusive financial advisor and Dewey & LeBoeuf LLP is acting as legal counsel to AGL Resources.  J.P. Morgan is acting as exclusive financial advisor, Latham & Watkins LLP is acting as legal counsel to Nicor and Sidley Austin LLP is acting as legal counsel to Nicor’s Board of Directors.

Conference Call and Webcast

AGL Resources and Nicor will host a conference call and a live Internet webcast along with a slide presentation today at 8:30 a.m. ET to discuss this combination.  The dial-in number to participate on this call is (800) 821-1449, confirmation code 30174896.  International callers should dial (973) 935-2840, confirmation code 30174896.

A replay will be available for one week following the live webcast through December 14, 2010.  The live webcast of the conference call may be accessed through the investor relations section on AGL Resources’ web site at www.aglresources.com and Nicor’s web site at www.nicor.com.  Participants should allow approximately five to ten minutes prior to the presentation's start time to visit the site and download any streaming media software needed to listen and view to the Internet webcast.

About AGL Resources
AGL Resources (NYSE:AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates two high-deliverability natural gas storage facilities: Jefferson Island Storage & Hub near the Henry Hub in Louisiana and Golden Triangle Storage in Texas. For more information, visit www.aglresources.com.

About Nicor Inc.
Nicor Inc. (NYSE:GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies. Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and/or has an equity interest in several energy-related businesses. For more information, visit the Nicor website at www.nicor.com.

Forward Looking Statements

To the extent any statements made in this document contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (collectively, “forward-looking statements”).

These forward-looking statements relate to, among other things, the expected benefits of the proposed merger such as efficiencies, cost savings, tax benefits, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the combined company; and the expected timing of the completion of the transaction. Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “estimate”, “intend”, “continue”, “plan”, “project”, “will”, “may”, “should”, “could”, “would”, “target”, “potential” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although certain of these statements set out herein are indicated above, all of the statements in this release that contain forward-looking statements are qualified by these cautionary statements. Although AGL Resources and Nicor believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the items outlined above. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the failure to receive, on a timely basis or otherwise, the required approvals by AGL Resources and Nicor stockholders and government or regulatory agencies (including the terms of such approvals); the risk that a condition to closing of the merger may not be satisfied; the possibility that the anticipated benefits and synergies from the proposed merger cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of AGL Resources and Nicor operations will be greater than expected; the ability of the combined company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the impact of legislative, regulatory, competitive and technological changes; the risk that the credit ratings of the combined company may be different from what the companies expect; and other risk factors relating to the energy industry, as detailed from time to time in each of AGL Resources’ and Nicor’s reports filed with the Securities and Exchange Commission (“SEC”). There can be no assurance that the proposed merger will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this release, as well as under Item 1.A. in each of AGL Resources’ and Nicor’s Annual Report on Form 10-K for the fiscal year December 31, 2009, and Item 1.A in each of AGL Resources’ and Nicor’s most recent Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. AGL Resources and Nicor caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to AGL Resources and Nicor, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to AGL Resources and Nicor or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above.  The forward-looking statements contained herein speak only as of the date of this presentation. Neither AGL Resources nor Nicor undertakes any obligation to update or revise any forward-looking statement, except as may be required by law.

Additional Information

In connection with the proposed merger, AGL Resources plans to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of AGL Resources and Nicor that also constitutes a prospectus of AGL Resources. AGL Resources and Nicor will mail the joint proxy statement/prospectus to their respective stockholders. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about AGL Resources and Nicor, free of charge, at the website maintained by the SEC at www.sec.gov. You may also obtain these documents, free of charge, from AGL Resources’ website (www.aglresources.com) under the tab Investor Relations/SEC Filings or by directing a request to AGL Resources, P.O. Box 4569, Atlanta, GA, 30302-4569. You may also obtain these documents, free of charge, from Nicor’s website (www.nicor.com) under the tab Investor Information/SEC Filings or by directing a request to Nicor, P.O. Box 3014, Naperville, IL 60566-7014.

The respective directors and executive officers of AGL Resources and Nicor, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding AGL Resources’ directors and executive officers is available in its definitive proxy statement filed with the SEC by AGL Resources on March 15, 2010, and information regarding Nicor directors and executive officers is available in its definitive proxy statement filed with the SEC by Nicor on March 10, 2010. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

AGL Resources Contacts: Investor: Sarah Stashak 404-584-4577 Media: Tami Gerke 404-584-3873	Nicor Contacts: Investor: Kary Brunner 630-388-2529 Media: Annette Martinez 630-388-2781